UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SPECTRA ENERGY CORP
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To: The Record Shareholders of Spectra Energy Corp as of the Close of Business on March 5, 2012

In accordance with Section 242 of the Delaware General Corporation Law, the Corporation hereby provides notice that it is submitting a proposed amendment (Proposal 3) to the Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”) for approval by the shareholders of the Corporation at its 2012 Annual Meeting of Shareholders.

Proposal No. 3:    Paragraph (d) of Article FIFTH of the Charter would be amended as follows:

“(d) Except as provided in Paragraph (e) of this Article FIFTH, directors shall be elected as provided in the By-Laws of the Corporation ~~by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors~~. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.”

This notice of the proposed amendment to the Charter is qualified by reference to the description of Proposal No. 3 set forth in the proxy materials for the Corporation’s 2012 Annual Meeting of Shareholders. You are urged to read that description in its entirety by accessing a copy of those proxy materials by following the instructions on the Notice Regarding the Availability of Proxy Materials for the Annual Meeting accompanying this Notice.